UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 25

                  NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                    REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 1-31895

                        ODYSSEY MARINE EXPLORATION, INC.
                          American Stock Exchange, Inc.
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               (Exact name of Issuer as specified in its charter,
       and name of Exchange where security is listed and or registered)

                        Common Stock, $0.0001 par value
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                      (Description of class of securities)

          5215 W. Laurel Street, Tampa, Florida 33607;  (813) 876-1776
          -------------------------------------------------------------
              (Address, including zip code, and telephone number,
          including area code, of Issuer's principal executive offices)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ]  17 CFR 240.12d2-2(a)(1)

[ ]  17 CFR 240.12d2-2(a)(2)

[ ]  17 CFR 240.12d2-2(a)(3)

[ ]  17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange(1)

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Odyssey Marine Exploration, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

                                       ODYSSEY MARINE EXPLORATION, INC.


Date:  July 9, 2007                    By: /s/ Michael J. Holmes
                                           Michael J. Holmes,
                                           Chief Financial Officer
_____________________

(1) Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-1 as applicable. See General Instructions.